Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made by and between Michael P. Lewis (“Executive”) and Power Solutions International, Inc. (“Company”) this second day of October, 2015.

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer for its own operations and for the operations of its subsidiaries and related entities;

WHEREAS, Executive is willing to be employed by Company in the position of Chief Financial Officer, and to perform services on behalf of Company and its subsidiary entities;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, which the parties agree constitute good and sufficient consideration, the Company and Executive agrees as follows:

1. Employment and Duties. Executive will serve as Chief Financial Officer (CFO) in Wood Dale, Illinois for the Company and its subsidiary entities. Executive shall report to Company’s Chief Executive Officer and shall have responsibility for the day-to-day operations of the financial department and shall also be responsible for Investor relations and such other duties as are normally commensurate with Executive’s position. Executive shall perform Executive’s duties in a conscientious, reasonable and competent manner and shall strive to promote the success and best interests of Company. Company may not relocate Executive’s office away from Wood Dale, Illinois without Executive’s written consent.

2. Compensation.

A. Annual Base Salary. Commencing on October 19, 2015 Company shall provide Executive with a gross annual salary of $325,000.00, which shall be paid in equal bi-monthly installments. Increases may be made to Executive’s base salary in the sole discretion of Company, but no decreases in base salary may be made in Executive’s base salary without the written consent of Executive.

B. Discretionary Bonus. Executive may receive a target of 50 per cent of Executive’s Annual Base Salary in the sole discretion of the Company based upon Executive’s performance with respect to annual targets to be established by Company’s Board of Directors.

C. Equity Award. Pursuant to a mutually agreed upon Equity Award Plan to be adopted by Company’s Board and approved by Company’s shareholders, Executive will be provided with a SARs Award of 60,000 SARS (PSIX trading symbol). Strike price being the stock price on the grant date which will be date of board approval. Vesting shall be in accordance with the Stock Appreciation Rights Agreement. The

Equity Award will include such vesting, termination, forfeiture and other terms as shall be agreed upon by Executive and Company and approved by Company’s Board and shall vest automatically on a change of control termination without Cause, upon resignation by Executive for Good Cause, upon the death of Executive or upon the total disability of the Executive as defined by this Agreement. Change in Control shall have the same definition as set forth in Paragraph 2.11 of the 2012 Incentive Compensation Plan as Amended July 31, 2013

D. Relocation Expenses. The Company will cover up to $25,000 in relocation expenses to the Chicagoland area, grossed up to cover all applicable taxes on such amount, upon submittal of receipts to Company and approval by Company of such expenses. The Company will further cover the cost of Temporary Housing at a location of Employees choosing in an amount not to exceed $3,800.00 per month, grossed up to cover all applicable taxes on such amount, and for a maximum duration of 9 months from the commencement of work which shall include October 2015 with proration.

E. Non-compete consideration. Upon commencement of work Employee will receive the sum of $5,000.00 as additional consideration for entering into this Agreement and being bound by its restrictive covenants. It is understood that this consideration is in addition to all other consideration contained herein.

F. Reimbursement of Expenses. The Company will reimburse Executive for all reasonable expenses incurred by Executive while performing Executive’s duties under this Agreement, subject to the Company’s policies in effect from time to time and corroborating documentation reasonably satisfactory to the Company.

G. Company supplied Equipment. During the term of this Agreement, Company will supply Employee with a Company owned laptop/computer and cell phone for Employee’s use on Company business.

H. Fringe Benefits. Executive shall be eligible to participate in the executive benefit plans offered by the Company pursuant to the terms of the benefit plan documents, including health benefits.

I. Vacation. Executive shall be entitled to take vacation as approved by the CEO.

J. Expense Reimbursements. Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in carrying out Executive’s duties under this Agreement. Executive shall provide Company a quarterly itemized account of such expenses.

3. Exclusive Services. Executive agrees he shall devote his entire time, skill, ability, attention and best efforts to the faithful performance of his position and may not be employed in or serve in any capacity by any other business except as approved in advance in writing by the Company’s Chief Executive Officer and Board of Directors. Subsequent to the second anniversary of execution of this agreement, the Company understands and agrees that Executive may serve as a member of a board of directors with pay for non-competing companies, subject to the approval of the Board of Directors which shall not be unreasonably denied.

4. Indemnification. The parties incorporate by reference the Indemnification Agreement dated October     , 2015.

5. Term. Executive will commence employment on October 19, 2015 and serve until October 18, 2020 (“Initial Term”). Following the Initial Term, this Agreement will automatically renew for a term of one (1) year unless prior to October 18, 2020 Executive or Company provide ninety (90) days’ prior written notice of intent not to renew this Agreement. Thereafter, annual renewal or termination of this Agreement shall be in accord with the terms of the preceding sentence. In the event that this Agreement is not renewed by the Company or by Executive for Good Reason, as defined below, Executive shall be entitled to severance benefits as specified in Paragraph 8 unless non-renewal is for Cause as defined below.

6. Termination. This Agreement may be terminated by any of the following methods:

A. MUTUAL AGREEMENT. This Agreement and employment may be terminated by written mutual agreement of the parties.

B. CAUSE. The Company may terminate this Agreement for Cause by providing written notice of termination to Executive specifying with particularity the facts and basis for the determination of Cause. Cause for termination shall be limited to the following:

1.	Executive’s habitual intoxication or drug addiction or failure to pass or take a for cause drug test;

2.	Executive’s conviction of a felony;

3.	Executive’s willful failure or willful inability to perform Executive’s duties under this Agreement. To the extent that a willful failure or willful inability to perform can be cured, Executive shall be given written notice of the failure or inability to perform and shall be given 30 days to cure the failure or inability to perform. Should the same willful failure or inability to perform reoccur, Executive will not be given another opportunity to cure hereunder, without the express written consent of the Chief Executive Officer;

4.	Executive taking any action which in any material way impairs the reputation, goodwill or business position of Company.

C. TERMINATION BY EXECUTIVE FOR GOOD REASON. Good Reason means, (A) reduction in base compensation without the consent of Executive; (B) a reduction in overall compensation, responsibilities, status, title or duties which represents a material reduction in Executive’s overall compensation, responsibilities, status, title or duties; or (C) relocation of Executive’s place of employment to a location away from Wood Dale, Illinois without Executive’s written consent, or (D) Company is in material violation of the terms of this Agreement or (E) Company violates Employee’s rights protected under federal, state of local employment laws, or (F) the Company directs Executive to engage in fraudulent, deceptive or illegal practices or actions, provided that upon the occurrence of any of the events described in (A) to (F) above, Executive has provided written notice to the Company within .ninety (90) days of such event or events that Executive intends to resign by reason thereof and the Company has not cured such matter within thirty (30) days following the delivery of such notice and Executive resigns within thirty (30) days of the Company’s failure to cure such matter. The tendering of the initial notice of Good Reason, shall not be considered notice of voluntary resignation.

D. EXECUTIVE’S DEATH. In such event, Executive and his heirs shall not be entitled to any compensation other than Executive’s owed expense reimbursements and/or compensation earned and accrued or vested at the time of Executive’s death, and the monetary obligations of Company to Executive as set forth in this Agreement shall terminate after a period of thirty (30) days from the date of death.

E. TOTAL AND PERMANENT DISABILITY. Company shall have the right to terminate this Agreement, after giving to Executive ten (10) days’ written notice of its intention to do so, should Executive, because of “total and permanent disability,” be unable to perform any duties required of Executive under this Agreement for a period of six (6) consecutive months. The term “total and permanent disability” shall mean the existence of a permanent mental or physical disability, determined by a physician in accordance with generally accepted medical principles, which renders Executive totally unable to perform any material obligations or terms contained in this Agreement. Executive shall have the right to obtain a second opinion from a physician. If the second opinion is in conflict with the opinion of the Company designated physician, then the two physicians shall agree upon a third physician Board Certified in the condition experienced by Executive and the decision of this third physician shall be final and binding on both the Company and the Executive.

F. TERMINATION BY COMPANY WITHOUT CAUSE. The Company shall have the right to terminate Executive’s employment without cause upon thirty (30) days written notice. Should the Company decide to remove Executive from his duties during this thirty (30) day period, Executive shall still be considered an employee and entitled to all of the benefits of this Agreement.

7. Notice of Termination. Any notice of termination by Company or Executive shall be communicated in writing to the other party and shall specify the termination provision that shall apply and provide specific facts to support such notice.

8. Severance Pay. If Company terminates this Agreement for any reason other than the written mutual agreement of the parties, Executive’s death, Executive’s total and permanent disability, or Cause, Company shall pay Executive’s compensation and benefits being earned at the time of employment termination for a period of one (1) year. Severance Pay and benefits shall also be paid to Executive if this Agreement is terminated by Executive for Good Reason. There shall be no duty to mitigate by seeking new employment

9. Covenant Not to Compete and Not to Solicit. The services to be rendered pursuant to this Agreement by Executive are special, unique and of extraordinary character. Executive agrees that without the prior written consent of Company’s Chief Executive Officer, during the term of this Agreement and for one (1) year after the termination of this Agreement for any reason, neither Executive nor any person or entity controlled by Executive will own, manage, operate, control, be employed or engaged by, lend to, or engage in the following, in any manner, directly or indirectly, whether or not for compensation, including in the capacity of a sole proprietor or a shareholder, officer, director, member, partner, Executive, agent, consultant, contractor of, any person, firm, corporation or other organization or entity that designs, develops, sells, distributes, provides or otherwise promotes the design, development, sale, distribution or provision of products or services in the industrial gas and alternative fuel engines or power packaging or is in any other way in competition with Company. The non-compete shall not apply in the case of Company’s material breach of this Agreement, including but not limited to the failure of Company to pay severance pay in violation of this Agreement.

Further, during the time period aforesaid, neither Executive nor any person or entity controlled by Executive will, directly or indirectly, solicit existing or prospective customers, suppliers, or other business relations of Company or any of their affiliates, Executives, consultants, or agents for sales of competitive products or services or for the purpose of terminating, reducing or altering their business or employment relationships with Company or any of its affiliates. It is mutually recognized and agreed that the products or services of Company and its affiliates are to be sold or provided throughout the United States of America and worldwide and, therefore, the scope and the duration of this covenant is reasonable in light of the circumstances, and required for the protection of Company and its business.

10. Trade Secrets and Confidential Information. Executive will not, except in connection with this Agreement, and solely for the benefit of Company, directly or indirectly, for his own benefit or the benefit of any third-party, during the term hereof and at any time subsequent to the termination of the Agreement for whatever reason, use or disclose to any other person, corporation or other entity any information of a confidential or proprietary nature belonging to or provided to Executive by Company or relating to Company’s business. Such information shall include but not be limited to trade secrets (as defined below), files, records, data, documents, processes and procedures, specifications, methods of operation and other business methods, inventions, techniques and know-how, formulae, experimental research or developmental work, plans, policies, lists of prospective, past or current customers or clients, price lists, lists of the names and addresses of Executives, suppliers or representatives, or other matters of any kind or description relating to the products, services, suppliers, matters of any kind or description relating to the products, services, suppliers, customers, sales or businesses of Company, unless said information has already become public knowledge, not via Executive, or unless Executive is compelled to release it by governmental process. For purposes hereof, a “trade secret” means information that is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

Regardless of the form or medium in which contained or embodied, including electronic media, all records, files, writings, drawings, inventions, improvements, techniques, procedures, discovery, documents, equipment and the like relating to Company’s business that Executive shall prepare, use, conceive, discover, develop, construct, observe, whether alone or in conjunction with others, shall at all times be and remain the sole property of Company. Upon termination of this Agreement for any reason, Executive shall return to the possession of the Company any items of that nature and any copies thereof that he may have in his possession.

11. Property of Company. Executive agrees that all confidential information, in whatever form, shall remain the sole property of Company. Executive agrees to deliver all Company property to Company upon the termination of this Agreement for any reason or demand for return of the same by Company.

12. Work Product. If during Executive’s service with Company Executive invents, designs, or prepares or produces, in whole or in part, any work product derived from Company’s confidential information or other property, such work product shall remain the property of Company.

13. Irreparable Harm. Executive agrees that irreparable injury will result to Company and its related businesses and property in the event of a breach or threatened breach by Executive of the covenants contained in paragraphs 9, 10, and 11 of this Agreement. Such injury would be difficult if not impossible to ascertain. In the event of such a breach, in addition to any remedy at law, Company will be entitled to seek and obtain temporary, preliminary and permanent injunctive relief.

14. Governing Law and Jurisdiction. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of law provisions. It is agreed that both parties equally participated in drafting this Agreement.

15. Attorney Fees. The Company shall pay to the firm of Van Suilichem & Associates, PC, the Executive’s legal counsel, up to a maximum of $4,000, for documented legal fees and expenses incurred by the Executive in connection with the negotiation of this Agreement. Such reimbursement shall be reported on IRS Form 1099s issued to his legal counsel.

16. Arbitration. Should the parties have any dispute relating to the terms of this Agreement, those disputes shall be resolved by final and binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association.

17. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the parties to this Agreement.

18. Non-Waiver. The Company’s failure to insist upon Executive’s strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision in this Agreement.

19. Assignment. This Agreement is for the benefit of and may be enforced by the Company, its successors and assigns. This Agreement may not be assigned by Executive to any other person or to any entity without the express written consent of the Chief Executive Officer of the Company.

20. Notices. All notices to be given under this Agreement shall be in writing and shall be sent to the following addresses, or to such other addresses as either party may designate in writing to the other, by registered mail, postage prepaid.

If to Executive:

Michael P. Lewis

XXX

XXX

If to Company:

Gary Winemaster

201 Mittel Dr.

Wood Dale, IL 60191

21. Survivability. Paragraphs 9 through 13 of this Agreement shall survive, and be enforceable after, the termination of Executive’s employment with the Company for any reason.

22. Severability. The provisions of this Agreement shall be severable. The unenforceability or invalidity of any one or more provisions, clauses, or sentences hereof shall not render any other provision, clause, or sentence herein contained unenforceable or invalid. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provisions, clauses, or sentences shall be deemed excised, modified, or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or unenforceable provisions, clauses, or sentence were omitted

23. Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

24. Headings. The section headings of this Agreement have been inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

25. Entire Agreement. This instrument contains the entire agreement of the parties. It supersedes any and all other agreements or understandings either oral or written between the parties, with respect to the subject matter hereof. It may not be changed or contradicted in any respect except in a subsequent written agreement signed by the Executive and Company’s Chief Executive Officer.

POWER SOLUTIONS INTERNATIONAL, INC.		Michael P. Lewis

/s/ Gary S. Winemaster		/s/ Michael P. Lewis

By:	Gary Winemaster
		Date:	October 2, 2015
Its:	Chief Executive Officer

Date:	October 2, 2015